UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

Post Effective Amendment No. 2

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VNUE, INC.

(Exact name of registrant as specified in its charter)

Nevada	98-0543851
(State of Incorporation)	(IRS Employer Identification Number)

104 West 29th Street, 11th Floor

New York, NY 10001

(833) 937-5493

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Copies of all correspondence to:

Frederick M. Lehrer, P. A.

2108 Emil Jahna Road

Clermont, Florida 34711

(561) 706-7646
(Address, including zip code, and telephone, including area code)

Approximate date of commencement of proposed sale of the securities to the public:
From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

As noted in the Company’s Post-Effective Registration Statement dated May 23, 2023, the Company filed a Form S-1 Registration Statement on July 14, 2022 registering 432,003,060 Common Stock Shares of the Selling Shareholder GHS Investments, Inc. (“GHS”). On July 19, 2022, the SEC declared effective the July 14, 2022 Registration Statement. The Company filed a Post-Effective Registration Statement Number 1 on May 23, 2023 providing for the registration of 58,491,809 shares remaining from the previously registered 432,003,060 shares pursuant to an Equity Financing Agreement between the Company and GHS.

The purpose of this Amendment 2 is to provide updated disclosure stating that by June 9, 2023, the Company will be filing a 14C Information Statement regarding the Company’s approval of a Certificate of Amendment to the Company’s Articles of Incorporation to increase its authorized common stock from four billion (4,000,000,000) to six billion (6,000,000,000) shares representing an increase of two billion (2,000,000,000) Shares. The remainder of the disclosure in the Prospectus contained in Post-Effective Registration Statement Number 1 remains the same.

In connection therewith, the amended disclosure below is denoted below by underlining the added disclosure, as follows, while the remaining disclosure in Post-Effective Registration Statement Number 1 remains the same :

“The Company will be filing a 14C Preliminary Information Statement by June 9, 2023 regarding the Company’s approval of a Certificate of Amendment to the Company’s Articles of Incorporation to increase its authorized common stock from four billion (4,000,000,000) to six billion (6,000,000,000) shares representing an increase of two billion (2,000,000,000) Shares, which Certificate of Amendment will not be filed with the State of Nevada until at least 20 days after the Company files the Information Statement with the Securities and Exchange Commission and deliver the Definitive Information Statement to its shareholders of record.”

The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer, solicitation or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED MAY 31, 2023

VNUE, INC.

Up to 58,491,809 Shares of Common Stock

This prospectus relates to the resale of up to 58,491,809 shares of common stock, represented as Purchase Notice Shares issuable to GHS Investments, LLC (“GHS”), the selling stockholder, pursuant to an Equity Financing Agreement (the “Financing Agreement”), dated June 6, 2022, that we entered into with GHS. The Purchase Agreement permits us to issue Purchase Notices to GHS for up to Ten Million Dollars ($10,000,000) in shares of our common stock through the earlier of 24 months from the date of the Financing Agreement or until $10,000,000 of such shares have been subject of a Purchase Notice.

The selling stockholder may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices.

GHS is an “underwriter” within the meaning of the Securities Act, in connection with the resale of our common stock under the equity line Financing Agreement, and any broker-dealers or agents that are involved in such resales may be deemed to be “underwriters” within the meaning of the Securities Act in connection therewith. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are not selling any shares of Common Stock under this prospectus and will not receive any of the proceeds from the resale of the Common Stock by GHS (referred to herein as the “Selling Stockholder”). We will pay for expenses of this offering, except that the Selling Stockholder will pay any broker discounts or commissions or equivalent expenses and expenses of its legal counsel applicable to the sale of its shares. There are no arrangements to place the funds received in an escrow, trust, or similar arrangement and the funds will be available to us following deposit into our bank account.

The Common Stock is quoted on the OTC Markets, under the symbol “VNUE.” On May 19, 2023, the last reported sale price of the Common Stock on the OTC Markets was $0.0029 per share.

The Company will be filing a 14C Preliminary Information Statement by June 9, 2023 regarding the Company’s approval of a Certificate of Amendment to the Company’s Articles of Incorporation to increase its authorized common stock from four billion (4,000,000,000) to six billion (6,000,000,000) shares representing an increase of two billion (2,000,000,000) Shares, which Certificate of Amendment will not be filed with the State of Nevada until at least 20 days after the Company files the Information Statement with the Securities and Exchange Commission and deliver the Definitive Information Statement to its shareholders of record.

Investing in our common stock involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks that we have described on page 5 of this prospectus under the caption “Risk Factors” and in the documents incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 31, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, thereunto duly authorized in the City of New York, State of New York.

VNUE, INC.

Date: May 31, 2023	By:	/s/ Zach Bair
Zach Bair
Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Zach Bair	Chairman, Chief Executive Officer and	May 31, 2023
Zach Bair	Principal Accounting Officer

/s/ Anthony Cardenas	Director, Chief Financial Officer and	May 31, 2023
Anthony Cardenas	Vice President of Artist Development

/s/ Louis Mann	Director, Executive Vice President	May 31, 2023
Louis Mann